Exhibit 10.1
EXECUTION DOCUMENT

Cosi, Inc.

Employment Agreement

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of the 31st of August, 2011 (the “Effective Date”), by and between Cosi, Inc., a Delaware corporation (“Cosi”), and Mark Demilio (“Mr. Demilio”).

Cosi and Mr. Demilio wish to confirm the terms and conditions upon which Mr. Demilio agrees to provide services to Cosi as its Interim Chief Executive Officer.

Accordingly, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, Cosi and Mr. Demilio hereby agree as follows:

1. Duties.  Mr. Demilio agrees to carry out such duties as shall be reasonably requested of him from time to time as Interim Chief Executive Officer (“Interim CEO”) by the Board of Directors of Cosi (the “Board”).  Mr. Demilio will be based primarily out of an office at Cosi’s headquarters located in Deerfield, Illinois (the “Cosi Support Center”).

2. Compensation.  In consideration of the performance by Mr. Demilio of his duties hereunder, Cosi shall pay or provide to Mr. Demilio the following compensation (along with the benefits set forth in Section 3 below), which Mr. Demilio agrees to accept in full satisfaction for his services.

(a) Annual Base Salary.  Cosi shall pay to Mr. Demilio, effective as of the Effective Date, an annual base salary in the gross amount of Three Hundred Fifty Thousand Dollars ($350,000), payable in bi-weekly installments and net of applicable payroll and withholding taxes, in accordance with Cosi’s regular payroll practices.

(b) Business Expenses.  Cosi shall promptly pay directly or reimburse Mr. Demilio for all reasonable out-of-pocket business expenses incurred by Mr. Demilio in connection with his performance of services hereunder, including, without limitation, all travel, housing and other expenses incurred by Mr. Demilio in connection with commuting to and working out of the Cosi Support Center and all travel expenses incurred by or related to Mr. Demilio’s spouse accompanying him on up to two (2) trips per month (to either the Cosi Support Center or other travel conducted by Mr. Demilio in his capacity as Interim CEO); provided that all such expenses are properly documented in accordance with policies adopted from time to time by Cosi.  Provided that the reimbursement request and required documentation have been submitted to Cosi to allow for timely processing, in no event will such payments or reimbursements be made to Mr. Demilio later than the 15th day of March of Mr. Demilio’s taxable year next following the taxable year in which Mr. Demilio incurs the expense.

(c) Other Compensation.  Cosi shall pay to Mr. Demilio such other compensation for his services as Interim CEO as may be approved from time to time by the Board and/or the Compensation Committee, as applicable.

3. Employee Benefits.  During the Term, Mr. Demilio shall be entitled to the following benefits:

(a) Healthcare and Insurance.  Mr. Demilio shall be entitled to participate in any employee welfare benefit plan, program or arrangement of Cosi generally made available to executives of Cosi, in accordance with its terms in effect from time to time, including medical, dental, vision, life, accidental death and dismemberment, and long-term disability insurance, on the same basis as other Cosi executive employees are entitled to participate.  Participation in, and the terms of, Cosi’s healthcare plan are subject to change without notice.

(b) 401(k) Retirement Plan.  Mr. Demilio shall be entitled to participate in Cosi’s 401(k) retirement plan in accordance with its terms in effect from time to time.

4. At−Will Employment. The employment relationship between Cosi and Mr. Demilio shall be “at−will” at all times.  Either Cosi or Mr. Demilio may terminate Mr. Demilio’s employment with Cosi at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising under any statements, policies, or practices of Cosi relating to the employment, discipline or termination of its employees.  Upon and after such termination, all obligations of Cosi under this Agreement shall cease.

5. Cosi’s Obligations Upon Termination.  In the event Mr. Demilio’s employment hereunder is terminated for any reason, Cosi shall pay to him (or his estate) his accrued but unpaid base salary, bonuses and medical benefits that are payable through the effective date of termination as soon as administratively practicable following termination of employment.

6. No Assignment.  Neither party may assign or delegate any of its or his obligations hereunder, without the prior written consent of the other party, which consent may be withheld by the other party in its or his sole discretion; provided that Cosi may assign this Agreement in connection with a sale or other disposition of all or substantially all of its assets.

7. Entire Agreement; Modification.  This instrument contains the entire agreement of Cosi and Mr. Demilio with respect to its subject matter.  This Agreement may be altered or amended or superseded only by an agreement in writing, signed by both parties or by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.  No action or course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified.  A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement, or of such terms and conditions on any other occasion.

8. Severability.  Mr. Demilio and Cosi hereby expressly agree that the provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any provision or covenant herein contained is invalid, in whole or in part, the remaining provisions shall remain in full force and effect and any such provision or covenant shall nevertheless be enforceable as to the balance thereof.

9. Binding Effect; Benefit.  This Agreement shall be binding upon and shall inure to the benefit of Mr. Demilio and his administrators, executors, heirs and permitted assigns, and Cosi and its successors and permitted assigns.

10. Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

To Mr. Demilio:

Mark Demilio
104 Sagewood Court
Sparks, MD 21152
(410) 627-5708

To Cosi:

Cosi, Inc.
1751 Lake Cook Road, 6th Floor
Deerfield, Illinois 60015
Attn: General Counsel
Phone: (847) 597-8818

or to such other address as a party hereto may designate to the other in writing in accordance herewith.  Notices are effective upon actual receipt.

11. Withholding.  All amounts payable under this Agreement shall be subject to applicable employee payroll and withholding taxes.

12. Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which shall be considered, and shall have the force and effect of, an original but all of which taken together shall constitute one and the same instrument.  Signatures by facsimile are hereby authorized and shall have the same force and effect as the original.

13. Governing Law.  The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its principles of conflicts of law.

14. Effect of Section 409A.  It is expressly contemplated by the parties that this Agreement will conform to, and be interpreted to comply with, Section 409A of the Internal Revenue Code, as amended (the “Code”).  Notwithstanding any other provision of this Agreement, if Mr. Demilio is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code at the time of his separation from service, then the payment of any amount this Agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after his “separation from service” or, if earlier, his death as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”).  In the event payments are otherwise due to be made in installments or periodically during the 409A Deferral

Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.  For purposes of this Agreement, Mr. Demilio shall not be deemed to have terminated employment unless he has a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services will be performed after such date or that the level of bona fide services he will perform after that date (whether as an employee or independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed by him over the immediately preceding 36-month period.  All rights to payments and benefits under this Agreement shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

IN WITNESS WHEREOF, Cosi has caused this Agreement to be duly executed on its behalf and Mr. Demilio has hereunder set his hand, all as of the date first above written.

COSI, INC.

By:	/s/ KARL OKAMOTO
Name: Karl Okamoto
Title: Chair, Compensation Committee of the Board

/s/ MARK DEMILIO 9/23/2011
MARK DEMILIO